Exhibit 2.1

OCTOBER 1, 2014

 Agreement
for the sale and purchase
of all of the shares in intimus international GmbH
and Olympia Business Systems, Inc.

between

Wedcor Holdings, Inc.

as Seller

and

Pitney Bowes España, S.A.U.

as Buyer

and

PHI FUND II, F.C.R. DE RÉGIMEN SIMPLIFICADO

as Guarantor

Contents

CLAUSE	PAGE

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SCHEDULE	PAGE

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THIS AGREEMENT (the "Agreement") is dated October 1, 2014 and made

BETWEEN:

(1)	Wedcor Holdings, Inc., a company incorporated in the US under Indiana registration number 1995080284 with its registered office address at 251 Wedcor Avenue, Wabash, Indiana 46992

– hereinafter referred to as the "Seller" –

(2)	Pitney Bowes España, S.A.U., a company incorporated under the laws of Spain and registered at Corporate Sheet B-99224, Volume 42476, page 174 with tax identification number A60367927 and having its registered office at Calle Anton Fortuny, 14-16, Esplugas de Llobregat, Spain

– hereinafter referred to as the "Buyer" –

(3)	PHI FUND II, F.C.R. DE RÉGIMEN SIMPLIFICADO, an entity incorporated under the laws of Spain having its registered office at Calle Fortuny, 7-3ºA, 28010 Madrid, Spain

– hereinafter referred to as the "Guarantor" –

The companies listed in no. (1) to (3) above are also referred to collectively as the "Parties" and each as a "Party".

Background

(A)	The Seller is the registered and sole owner, with full title guarantee and free from any Security Interest, of all of the issued shares in the Company and Olympia.

(B)	The Seller had granted the Shareholder Loan and the Loan Facility to the Company, both of which according to clause 12 have been contributed to the free capital reserve of the Company in full prior to the subscription of this Agreement.

(C)	The Company is the registered and sole owner, with full title guarantee and free from any Security Interest, of all of the issued shares in each of the Subsidiaries and in addition holds a participation of 28.4 % in the share capital of Ekvita spol. s.r.a.

(D)	As at the date of this Agreement, the Company and the Subsidiaries carry on the Business. The US related part of the Business is conducted by the Seller and Olympia, whereby Olympia has a contract with the U.S. General Services Administration. Immediately following the Buyer’s acquisition of the US Shares at the Closing of this Agreement, Olympia will acquire the assets relating to the U.S. related part of the Business (the "US Assets") from the Seller pursuant to an asset purchase agreement attached hereto as Schedule D (the "US Assets Purchase Agreement").

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(E)	The Parties are aware that the Company, before the date of this Agreement had a negative equity balance, at the date of this Agreement the negative equity situation has been reinstated; nevertheless the parties believe the company is going to obtain losses in the current fiscal year amounting to approximately EUR 1,500,000.00. If there are any cash needs for the current fiscal year the Buyer has to procure for adequate financing of the Company. Further, the Parties are aware that (i) MYI and MYN are in the process of being liquidated, whereby liquidation proceedings have been initiated prior to signing of this Agreement, and (ii) the Company has decided to also unwind MYA.

(F)	The Buyer has carried out a tax and legal due diligence review process of the Group, which has consisted in the review of certain documentation and information provided by the Seller, details of which are attached hereto as Schedule F (the "Due Diligence Information").

(G)	The Seller has agreed to sell and transfer all of the issued shares in the Company and Olympia to the Buyer and the Buyer has agreed to buy and accept the transfer of those shares on and subject to the terms of this Agreement.

NOW IT IS AGREED as follows:

1.	Defined Terms and Interpretation

1.1	Definitions

In this Agreement the following expressions shall have the following meanings:

"Accounting and Reporting Guidelines" means Escalade's accounting and reporting guidelines attached as Schedule 1.1.1;

"Affiliate" has the meaning set out in § 15 et. seq. of the German Stock Corporation Act (Aktiengesetz) (verbundene Unternehmen);

"Agreement" means this agreement (including its schedules) and all the terms contained in it;

"Applicable Law" means any statute, law or regulation applicable to the Seller, the Buyer or a Group Company, as the case may be;

"Beneficiaries" has the meaning set out in clause 12;

"Breach" has the meaning set out in clause 7.1;

"Business" means the development, production and distribution of products and systems of office and communication technology carried on by the Group as at the date of this Agreement;

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"Business Day" means a day (other than a Saturday, Sunday or legal holiday in Hesse, Germany) when banks are open for business in Frankfurt am Main, Germany;

"Buyer's Warranties" means the statements set out in ;

"Civil Code" means the German Civil Code (Bürgerliches Gesetzbuch (BGB));

"Civil Procedure Code" means the German Civil Procedure Code (Zivilprozessordnung (ZPO));

"Claim" has the meaning given to it in clause 8.1;

"Closing" means the performance of the actions set out in clause 5.2;

"Closing Date" has the meaning set out in clause 5.1;

"Closing Memorandum" has the meaning set out in clause 5.2.2;

"Commercial Code" means the German Commercial Code (Handelsgesetzbuch (HGB));

"Company" means intimus International GmbH details of which are set out in Schedule 1;

"Competent Authority" means (a) any person (whether autonomous or not) having legal and/or regulatory authority; (b) any court of law or tribunal in any jurisdiction; and (c) any authority competent to impose any Taxation;

"Confidentiality Agreement" means the confidentiality agreement entered into between the Seller and the Buyer dated 21 April 2014;

"Default Interest" has the meaning given to it in clause 3.2;

"Default Rate" is the rate of 5 % above EURIBOR per annum;

"DIS Arbitration Rules" has the meaning given to it in clause 27.5;

"Disclosed" means disclosed to the Buyer or its representatives in the Due Diligence Information (and "Disclosure" shall be construed accordingly);

"Dispute" has the meaning given to it in clause 27.2;

"Due Diligence Information" has the meaning given to it in Background (F);

"Escalade" means Escalade, Inc., Evansville, Indiana, USA, which is the sole shareholder of the Seller;

"EURIBOR" means the Euro Interbank Offered Rate for deposits of 3 months being the rate at which Euro interbank term deposits within the Eurozone are offered by one prime bank to another prime bank for a period of 3 months and published at 11.00 a.m. CET for spot value (T+2). References in this Agreement to EURIBOR are to the rate of EURIBOR fixed as at the date on which the respective obligation to pay interest under this Agreement arises, and re-fixed on the date of commencement of each consecutive 3-month period thereafter, to the rate of EURIBOR as at such date;

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"German GAAP" means the accounting principles generally accepted in Germany in accordance with § 242 et seq of the Commercial Code;

"Germany" means the Federal Republic of Germany;

"Group" means the Company, Olympia and the Subsidiaries and "Group Company" shall be construed accordingly, whereby MYI, MYN, MYA and Ekvita spol. s.r.a. do not qualify as Group Companies;

"Leakage" has the meaning given to it in Schedule 3Part I3;

"Limitation Period" has the meaning given to it in clause 8.3;

"Loan Facility" means the loan provided by the Seller to the Company in the nominal amount of EUR 299,706.00 plus interest of 5% p.a. thereon accrued from the date of making available the funds to the Company until and including the Closing Date under the loan agreement attached hereto as Schedule 1.1.2;

"Locked Box Accounts" means the audited individual financial statements of the Company and of intimus International Limited, Crawley, UK, for the year ended on the Locked Box Date (composing a balance sheet, profit and loss account, notes, auditor's and directors' reports) (attached hereto as Schedule 1.1.3) prepared in accordance with the applicable GAAP and the Accounting and Reporting Guidelines;

"Locked Box Date" means 31 December 2013, 24.00 h / 1 January 2014, 00.00 h;

"Losses and Expenses" means losses, damages, liabilities, costs and expenses including fines, penalties, clean-up costs, losses and expenses suffered in connection with proceedings, actions, claims or demands, including any sums necessary to create security or a guarantee, or assign whatever amount in order to defend any of the foregoing, and legal and other professional fees (plus any VAT, if applicable, payable in relation to any such matter) in each case whether direct or indirect;

"Management Accounts" means the management accounts for Olympia and the Subsidiaries, with the exception of intimus International Limited, Crawley, UK, as of December 31, 2013 prepared by the management of Olympia and of the respective Subsidiary;

"MYA" means Martin Yale Africa Quality Office And Graphics Products (Pty) Ltd., South Africa;

"MYI" means Martin Yale Italia Srl, Monza, Italy;

"MYN" means Martin Yale Nordic AB, Saltsjöbaden, Sweden;

"Notice of Dispute" has the meaning given to it in clause 27.3;

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"Olympia" means Olympia Business Systems, Inc., details of which are set out in Schedule 1;

"Party" means a party to this Agreement;

"Proceedings" means any proceeding, suit or action (including arbitration) arising out of or in connection with this Agreement;

"Purchase Price" means the aggregate of the sum of the Share Purchase Price plus the US Assets Purchase Price;

"Real Estate" has the meaning given to it in Schedule 3Part I8.1;

"Regulatory Requirements" means any applicable requirement of law or of any person who has regulatory authority which has the force of law;

"Representatives" means, in relation to any person, its directors, officers, authorised persons, employees, agents consultants and professional advisors;

"Signing Date" means the date on which the Seller and the Buyer sign this Agreement;

"Securities Act" has the meaning set out in clause 2.5;

"Security Interest" means any mortgage, charge, pledge, lien, option, power of sale, assignment for the purpose of security, hypothecation, security interest of any kind or title retention or any other third party right, right of pre-emption, right of refusal, or any agreement, arrangement or obligation to create any of the foregoing;

"Seller's Affiliates" has the meaning set out in Schedule 3Part I3;

"Seller's Account" means a bank account in the name of the Seller at JP Morgan Chase Bank NA, IBAN GB48CHAS60924277113801 BIC CHASGB2L;

"Seller's Warranties" means the statements set out in Schedule 3Part I;

"Share Purchase Price" has the meaning set out in clause 3.1.1;

"Shareholder Loan" means the shareholder loan resulting from the cash pooling system in which the Company participated in the nominal amount of EUR 5,685,359.55 plus interest of 5% p.a. thereon accrued from the date of making available the funds to the Company until and including the Closing Date;

"Shareholder Loan Repayment Claims" means all the repayment claims, including the right to receive accrued but unpaid interest, of the Seller against the Company under the Shareholder Loan and the Loan Facility;

"Shares" means all of the issued shares in the Company;

"Subsidiaries" means the companies listed in Schedule 2;

"Subsidiary Shares" means all of the issued shares in the Subsidiaries;

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"Taros" means TAROS Trading GmbH, Markdorf, Germany;

"Taros Carve-out" means the sale and transfer of all of the shares in Taros by the Company to the Seller immediately prior to signing of this Agreement;

"Taxation" or "Tax" means:

(a)	all forms of taxation including any charge, tax, duty, levy, withholding or liability wherever chargeable imposed for support of national, state, federal, municipal or local government or any other person including social security contributions (Sozialversicherungsbeiträge), corporation tax, trade income tax, VAT, payroll tax, solidarity surcharge and other public law levies;

(b)	any penalty, fine, surcharge, interest, charges or costs payable in connection with any taxation within (a) above;

"Tax Indemnification" has the meaning set out in clause 10.1.1;

"Third-Party Claim" means (i) any claim made against, or request or demand made to, the Buyer or any Group Company by any third party, arbitrator, court governmental authority or any other Competent Authority; and (ii) any investigation by any third party, arbitrator, court governmental authority or any other Competent Authority; in each case which could give rise to a Seller's Breach;

"TSA" has the meaning given to it in clause 5.4;

"US" means the United States of America;

"US Assets" has the meaning set out in Background (D);

"US Assets Purchase Agreement" has the meaning set out in Background (D);

"US Assets Purchase Price" has the meaning set out in clause 3.1.2;

"US Shares" means all the issued shares in Olympia;

"VAT" means any applicable value added tax.

1.2	Interpretation

1.2.1	Reference to any document as being "in the agreed form" means that it is in the form agreed between the Seller and the Buyer and signed for the purposes of identification by or on behalf of the Seller and the Buyer.

1.2.2	Where any statement is qualified as being limited by any person’s knowledge (for example, by using expressions such as "so far as he is aware"), the statement shall be deemed to be given to the actual knowledge and information of that person without implying any obligation to make any enquiry. Where a statement is qualified as being limited by the knowledge of the Seller, such statements shall be deemed to be given to the actual knowledge and information of Deborah Meinert as officer of the Seller and Robert Keller as officer and director of the Seller and Reiner Eckhardt as managing director of the Company without implying any obligation on such individuals to make any enquiry.

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1.2.3	The table of contents and headings and sub-headings of this Agreement are for convenience only and shall not affect the construction of this Agreement.

1.2.4	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders. References to any person (which for the purposes of this Agreement shall include individuals, bodies corporate, unincorporated associations, partnerships, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality) shall include the person’s successors.

1.2.5	The words "other", "include", "including" and "in particular" do not connote limitation in any way.

1.2.6	Unless the context otherwise requires, the word "material" shall be construed in the context of the Group and the Business as a whole as at the date of this Agreement.

1.2.7	The words "notify" and "notification" in this Agreement shall, when referring to notifications as between the Parties to this Agreement (or their Representatives), mean notify or notification in writing in accordance with clause 21.

1.2.8	References to recitals, schedules, clauses and sub-clauses are to (respectively) recitals to, schedules to, and clauses and sub-clauses of, this Agreement (unless otherwise specified) and references within a schedule to paragraphs are to paragraphs of that schedule (unless otherwise specified).

1.2.9	References in this Agreement to any statute, statutory provision, regulation, directive or other legislation (in each case whether applicable in Germany, the European Union or otherwise) include a reference to that statute, statutory provision, regulation directive or legislation as amended, extended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision, regulation, directive or legislation, provided that the liability of the Seller shall not be increased by any amendment, extension, consolidation, or replacement made, or any order, regulation, instrument or other subordinate legislation passed, after the date of this Agreement.

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1.2.10	References to any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than Germany be deemed to refer to and include that action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official, legal concept, state of affairs or thing which most nearly approximates in that jurisdiction to the German legal term.

1.2.11	Where a German term has been inserted after an English term in italics, the German term alone shall be authoritative for the purpose of interpreting such English term, without regard to any other interpretation of the English term.

1.2.12	Any reference to "writing" or "written" includes faxes and any legible reproduction of words delivered in permanent and tangible form (but does not include e-mail).

1.2.13	References to times of the day are (unless otherwise expressly provided) to time in Frankfurt am Main, Germany and references to a day are to a period of 24 hours.

2.	Sale and Transfer

2.1	Sale of the Shares and of the US Shares

The Seller hereby sells the Shares and the US Shares, with full title guarantee and free from any Security Interest, to the Buyer on the terms of this Agreement with economic effect as of the Locked Box Date. The Buyer hereby accepts these sales.

2.2	Transfer of the Shares and the US Shares

Subject to the payment of the Share Purchase Price to the Seller's Account the Seller hereby transfers (abtreten) the US Shares, with full title guarantee and free from any Security Interest, to the Buyer as at the Closing Date, such transfer to have economic effect from the Locked Box Date. The Buyer hereby accepts this transfer. Further, only subject to the payment of the US Assets Purchase Price to the Seller's Account the Seller hereby transfers (abtreten) the Shares, with full title guarantee and free from any Security Interest, to the Buyer as at the Closing Date, such transfer to have economic effect from the Locked Box Date. The Buyer hereby accepts this transfer.

The Parties agree that the in rem transfers (Abtretungen) shall have the following order: transfer of the US Shares, transfer of the US Assets, transfer of the Shares.

The Seller hereby irrevocably waives and agrees to procure the waiver of any restrictions on transfer (including rights of pre-emption), if any, which may exist in relation to the Shares and the US Shares.

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2.3	Sale and transfer of all the Shares, the US Shares and the US Assets

No Party shall be obliged to complete the sale and purchase of any of the Shares, the US Shares and the US Assets unless the sale and purchase of all the Shares, the US Shares and the US Assets is completed simultaneously in accordance with this Agreement; for the avoidance of doubt, such simultaneous completion is provided for in this Agreement.

2.4	Ancillary rights

The sale and transfer of the Shares and the US Shares shall include all ancillary rights and benefits attached to the Shares and the US Shares as of the Closing Date, including all voting, subscription, political and dividend rights, together with any and all economic rights attaching to them as of the Locked Box Date. All profits attributable to periods ending on or prior to the Locked Box Date that have not been declared or distributed on or before the Closing Date will be retained by the Company and Olympia, as the case may be.

2.5	Acknowledgment of the Buyer

The Buyer understands and acknowledges that the US Shares being acquired pursuant to this Agreement are not registered under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws, that the US Shares may not be transferred or sold except pursuant to the registration provision of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to applicable state securities laws and regulations, and that the US Shares will bear appropriate legends to that effect. The US Shares are being acquired for Buyer's own account, for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act or any applicable state securities law. By reason of its knowledge and experience, Buyer is capable of evaluating the merits and risks of, and making an informed business decision with regard to, investment in the US Shares.

3.	Purchase Price

3.1	Purchase Price

The Purchase Price shall be an amount equal to Euro 750,000 (in words: seven hundred fifty thousand Euro).

Such Purchase Price shall be allocated as follows:

3.1.1	The purchase price payable by the Buyer to the Seller for the Shares and the US Shares shall be an amount equal to Euro 2.00 (in words: two Euro) (the "Share Purchase Price").

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3.1.2	The purchase price payable by Olympia to the Seller for the US Assets under the US Assets Purchase Agreement shall be an amount equal to Euro 749,998.00 (in words: seven hundred forty nine thousand ninety eight Euro) (the "US Assets Purchase Price").

For the avoidance of doubt, the Parties agree that the US Assets Purchase Price payable by Olympia to the Seller under the US Assets Purchase Agreement will be paid by the Buyer to the Seller on behalf of Olympia with debt discharging effect.

3.2	Default interest

If a Party fails to pay any sum payable under this clause 3 or under any other provision of this Agreement on the due date for payment, it shall be in default (Verzug) of such payment obligation from the due date, without any further notice of the other Party being required. Interest – or if the unpaid amount relates to interest, lump sum damages (Schadensersatz) – shall accrue on the unpaid amount at the Default Rate for the period from and including the due date up to, but not including, the date payment is received by the other Party (after as well as before judgment) (the "Default Interest"). Default Interest will accrue from day to day on the basis of the actual number of days elapsed and a 360-day year, and shall be payable on the final day of each calendar month in arrears.

4.	Right to Rescind

4.1	Right to rescind

The Seller may rescind (zurücktreten) this Agreement by notice to the Buyer if the Buyer fails to pay the Purchase Price in full on the Closing Date in accordance with clause 5.2.1.

4.2	Legal consequences of rescission

In the event of a rescission of this Agreement under clause 4.1:

4.2.1	no Party shall have any liability or responsibility to the other except as specified in the remaining sub-clauses of this clause 4.2 which shall continue in full force and effect;

4.2.2	the Buyer shall compensate the Seller in full for all Losses and Expenses incurred in connection with this Agreement or its rescission; and

4.2.3	all amounts due and payable under this Agreement which remain unpaid immediately prior to rescission shall carry default interest pursuant to clause 3.2 above up to but not including the day the Seller exercises its right to rescind in accordance with clause 4.1 above.

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4.3	This clause 4, clause 1 and clauses 15 to 27 (inclusive) shall survive any rescission, without limit in time.

4.4	A rescission of this Agreement pursuant to clause 4.1 shall be without prejudice to any claim a Party has in respect of Losses and Expenses resulting from a breach by any other Party to this Agreement prior to the date of rescission.

5.	Closing

5.1	Closing Date

Closing will take place at the offices of McDermott Will & Emery Rechtsanwälte Steuerberater LLP, Munich, Germany, on the date of this Agreement or on such other date or at such other place as the Seller and Buyer may agree in writing, or such a date as Closing is postponed to in accordance with clause 5.3.2 (the "Closing Date").

5.2	Closing actions

On the Closing Date:

5.2.1	The Buyer shall pay, or procure to be paid on its behalf, the Share Purchase Price in cash to the Seller and the US Assets Purchase Price to the Seller's Account or any other bank account as specified by the Seller to the Buyer in writing no later than two (2) Business Days prior to the Closing Date.

5.2.2	The Parties shall execute a closing memorandum substantially in the form of Schedule 5 ("Closing Memorandum"). The Closing Memorandum shall serve solely as evidence that Closing has occurred and that the sales and transfers set out in clause 2 have been completed. The execution of the Closing Memorandum shall not limit or prejudice the rights of the Parties arising under or in connection with this Agreement or under Applicable Law.

5.3	Non-performance of Closing actions

If any of the provisions of clause 5.2 above is not complied with in all material respects by the Buyer or Seller (the "Defaulting Party"), then without prejudice to any remedies available, the other Party (the "Non-Defaulting Party") shall be entitled, in its discretion, to

5.3.1	effect Closing so far as practicable having regard to the defaults that have occurred (in which case, such Closing shall be without prejudice to any rights which the Non-Defaulting Party has under this Agreement); or

5.3.2	specify a new Closing Date (being a Business Day not more than twenty (20) Business Days after the original date for Closing pursuant to Clause 5.1, in which event the provisions of clause 5 (except for this clause 5.3.2) shall apply to Closing so deferred). In the case the Seller exercises its rights under this clause 5.3.2 due to a failure by the Buyer to comply with clause 5.2.1, then Default Interest shall be payable in accordance with clause 3.2 on the Purchase Price from the date on which Closing should have occurred, and in clause 7.1, the reference to "Closing Date" shall be read as a reference to the date on which Closing has actually occurred.

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5.4	Post Closing Action

Immediately following occurrence of Closing, the Seller shall and the Buyer as then new sole shareholder of the Company and Olympia shall – to the extent legally permissible – procure that the Company and Olympia enter into a transition service agreement ("TSA") attached hereto as Schedule 5.4.

Immediately following occurrence of Closing, the Buyer shall procure to the extent legally permissible that the resignation of the management director of the Company Mr. Robert Keller is filed with the commercial register.

6.	Seller's Warranties

6.1	The Seller warrants to the Buyer (in the form of a warranty (Garantie) under § 311 (1) of the Civil Code) that each of the Seller's Warranties set forth in Schedule 3Part I is true as at the date of this Agreement.

6.2	The scope and limits of the warranties given in clause 6.1 shall be determined by clauses 7 and 8 which form an integral part of that warranty (Bestandteil der Garantieerklärung). The Parties agree that none of the warranties or statements of the Seller contained in this Agreement constitutes a warranty of the condition of the goods sold (Garantie für die Beschaffenheit einer Sache) as defined in § 443 of the Civil Code or § 444 of the Civil Code or an agreement as to the condition of the goods sold (Beschaffenheitsvereinbarung) as defined in § 434 (1) of the Civil Code with regard to any of the assets or rights sold and transferred in accordance with this Agreement and the agreements referred to in this Agreement and none of such warranties or statements shall be interpreted as such. On this basis, the Parties agree that § 444 of the Civil Code does not apply to any warranty contained in this Agreement including any warranty that refers to the quality or condition of any items sold pursuant to this Agreement.

6.3	The Seller's liability to the Buyer under and subject to this Agreement in respect of the Seller's Warranties shall not be released or discharged by any future sale or transfer of any or all of the Shares or the US Shares by the Buyer to any third party.

6.4	The Parties agree that if any tax authority brings any sum paid by the Seller to the Buyer under or pursuant to this Agreement into charge to tax, then the Seller shall pay such additional amount as will ensure that the total amount paid, less tax chargeable on such amount, is equal to the amount that would otherwise be payable under this Agreement; the same shall apply vice versa.

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7.	Remedies

7.1	In the event that any of the Seller's Warranties is materially untrue or materially in-accurate as at the date of this Agreement or as at the Closing Date or in the event of any other material breach of this Agreement (in each case a "Breach"), the Seller shall be obliged to put the Buyer and the Group into the same position that they would have been in if the Seller's Warranties had been true and accurate or the terms of this Agreement had been performed (Naturalrestitution) or, at the election of the Buyer, to pay damages for non-performance to the Buyer (kleiner Schadenersatz). The Seller shall only be liable for the actual loss incurred by the Buyer and the Group and shall not be liable for any potential or actual reduction in the value of the Buyer's group. No loss suffered by the Buyer or any Group Company as a result of a Seller's Breach shall be counted more than once (for example, in circumstances where a Breach has resulted in losses of a Group Company as well as a corresponding reduction in the value of the equity interests in such Group Company). The Seller shall in no event be liable for any direct or indirect loss of profits (whether foreseeable or not), or special punitive or exemplary damages or any consequential damages (Folgeschäden), loss of opportunity, loss of reputation, loss of future earnings, damages incidental to any Breach or any internal or external costs incurred by the Buyer or any Group Company.

7.2	Notice of Seller's Breach

If the Buyer becomes aware of a Seller's Breach or any circumstances which are reasonably likely to result in a Breach after Closing, the Buyer shall notify the Seller within twenty (20) Business Days of becoming aware of such Breach or such circumstances. Such notification shall state the nature of the Breach and, to the extent reasonably possible at that point in time, a good faith estimate of the amount of the losses which are likely to be suffered by the Buyer or the Group as a result of such Breach. The Seller shall not be liable for any Seller's Breach if the Buyer has not complied fully with the provisions of this clause 7.2 in respect of such Seller's Breach if and to the extent that such non-compliance by the Buyer contributed to the damages which the Seller's Breach is based on. The Parties shall negotiate in good faith during a period of twenty (20) Business Days upon receipt of such notice of a Seller's Breach and (i) in the event the Parties reach an agreement, the Seller shall pay the respective amount agreed upon to the Buyer or to the respective Group Company, as the case may be, within ten (10) Business Days since the date of the relevant agreement and (ii) in the event the Parties do not reach an agreement during a period of twenty (20) Business Days upon receipt of such notice of a Seller's Breach, the Buyer shall pursue remedies in accordance with clause 27.

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7.3	No other remedies

All other legal remedies, other than those specified in clause 7.1 above, in relation to a Breach are hereby excluded. In particular, claims for or based on a reduction of the Share Purchase Price (Minderung), rescission (Rücktritt) or other claims for defects according to § 437 of the Civil Code, culpa in contrahendo (§ 311 of the Civil Code), positive breach of contract (§ 280 of the Civil Code) (Schadensersatz wegen Pflichtverletzung) or frustration of contract (§ 313 of the Civil Code) (Störung der Geschäftsgrundlage) shall be excluded except in the case of wilful misconduct. No claim of the Buyer under any provision of this Agreement other than one in respect of a Breach (originäre Vertragsansprüche) is intended to be limited or excluded by the terms of this clause 7. The provisions of this clause are subject to the provisions of clause 26.4.

8.	Limitation of Seller's Liability

8.1	De minimis

The Seller is not liable for any claim under this Agreement (a "Claim"):

8.1.1	unless and until the amount of such Claim exceeds Euro 10,000.00 (in words: Euro ten thousand). For the purposes of the present clause, all claims deriving from the same or a similar cause shall be added and considered as a sole individual claim; and

8.1.2	unless and until the amount of such Claim when aggregated with the amount of all other Claims against the Seller (and excluding any Claims excluded by clause 8.1.1) exceeds Euro 50,000.00 (in words: Euro fifty thousand) in which event all of such Claim or Claims (and not just the excess) shall be recoverable under this Agreement.

8.2	Cap

The total amount to be paid by the Seller under or in connection with all Claims together shall not exceed the amount equal to the Purchase Price actually received by the Seller.

8.3	Limitation period

Claims against the Seller in relation to this Agreement shall be statute-barred as follows (the "Limitation Period"):

8.3.1	on the fifth (5th) anniversary of the Closing Date in respect of Claims under or in connection with the following Seller's Warranties: Schedule 3Part I paragraph 1 (Capacity of the Seller) and paragraph 2 (The Group, Shares, US Shares);

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8.3.2	in relation to Taxes on the date that is three (3) months after the Tax assessment for the relevant period on which the Buyer bases its Claim has become finally binding; and

8.3.3	on expiry of eighteen (18) months following the Closing Date in respect of all other Claims.

The suspension of the statute of limitations (Hemmung der Verjährung) pursuant to § 203 of the Civil Code in the event negotiations take place shall be excluded. In all other respects the statute of limitations shall be suspended pursuant to statutory provisions. Any time period for which the statute of limitations is suspended pursuant to § 209 of the Civil Code shall not be included towards the Limitation Period.

8.4	Limitations on liability

No liability shall attach to the Seller in respect of any Claim to the extent that:

8.4.1	the facts forming the basis of the Claim have been Disclosed in a reasonably clear manner in the documents listed in Schedule G. In any case, the Parties agree that the foregoing sentence shall not apply to any liability of the Seller with regard to Tax or Taxation, in which case the Seller shall indemnify and hold the Buyer harmless in accordance with the provisions of this Agreement regardless of if such facts were referred in Schedule G or not.

With the exception of the foregoing, the Parties agree that the liability of the Seller under this Agreement shall not be excluded nor limited in any way by any circumstance or information of which the Buyer or its advisors may have actual or potential knowledge;

8.4.2	the facts forming the basis of the Claim are expressly excluded from such liability in this Agreement;

8.4.3	the facts forming the basis of the Claim are specifically and accurately referred to in the Locked Box Accounts and the corresponding liability, depreciation, write-off allowance, provision or reserve has specifically and accurately been made in the Locked Box Accounts for the matter that is the subject of the Claim.

8.4.4	any matter or thing has been done or omitted to be done with respect to the subject matter of the Claim prior to the Closing Date at the written request, or with the written approval, of the Buyer;

8.4.5	the Buyer or any Group Company has solely caused (verursacht) such Claim after the Closing Date;

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8.4.6	the Buyer or any Group Company has already actually recovered the full amount – it being understood that if not the full amount has been recovered only the difference shall be payable by the Buyer – of such Losses and Expenses under the terms of any insurance policy of the Buyer or any Group Company;

8.4.7	the Buyer or any Group Company has already actually recovered the full amount – it being understood that if not the full amount has been recovered only the difference shall be payable by the Buyer – under this Agreement in respect of the same Losses and Expenses; or

8.4.8	the Claim either results from or is increased by the passing of, or any change in any law or statute of any Competent Authority after the Closing Date, including but not limited to any increase in the rates of Tax or any imposition of Tax or any withdrawal or relief from Tax after the Closing Date.

8.5	Third-Party Claims

8.5.1	The Seller shall be allowed to participate in any negotiations or proceedings relating to a Third-Party Claim.

8.5.2	If the Buyer becomes aware of any Third-Party Claim, the Buyer shall, and shall procure that each relevant Group Company, shall:

(a)	without undue delay within 20 (twenty) Business Days and, in any case, within the term which represents 1/2 of the existing legal term, if any, for the filing of the defence writ of the claim in question, of becoming so aware give notice of such Third-Party Claim, to the Seller and thereafter consult with the Seller in respect of such Third-Party Claim. If within 20 (twenty) Business Days from the date of such notice being given (or within the term which represents 2/3 of the existing legal term for the filing of the defence or the filing of the defence writ of the claim in question, if said date is prior to the referred period of twenty 20 (twenty) Business Days), the Seller does not give notice to the Buyer of its decision to defend, it shall be deemed that it waives its right to defend. In such event, the Buyer shall be at liberty to defend such Third Party Claim, safe for (d) below;

(b)	without prejudice to the Buyer's duties pursuant to § 254 (2) of the Civil Code, upon notice of the Seller to defend pursuant to (a) above take all reasonable steps as the Seller may reasonably request to mitigate, avoid, contest, remedy or defend such Third-Party Claim and any adjudication in respect of such Third-Party Claim or to enforce against any person (other than the Seller) the rights of the Company, the relevant Group Company and the Buyer in relation to the subject matter of the Third-Party Claim;

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(c)	upon notice of the Seller to defend pursuant to (a) above require the personnel of the Company or the relevant Group Company to provide statements and proofs of evidence, and to attend at any trial or hearing to give evidence or otherwise, and to provide assistance to enable the Seller to mitigate, avoid, contest, remedy or defend any Third-Party Claim; and

(d)	except with the Seller's prior written consent, not admit liability in respect of or compromise, or settle any Third-Party Claim.

The Seller shall reimburse the Buyer, the Company or the relevant Group Company for all out-of-pocket expenses incurred in connection with any such steps or measures taken under clauses 8.5.2 (b) to 8.5.2 (c).

8.5.3	The Seller shall not be liable for any Claim arising from or in connection with a Third-Party Claim if the Buyer has not complied fully with the provisions of this clause 8.5 in respect of such Third-Party Claim if and to the extent that such non-compliance by the Buyer contributed to the damages which the Buyer's Claim is based on. The reasonable costs and expenses of any nature incurred by the Seller or the Buyer, as the case may be, in connection with defending the Third-Party Claim shall be borne by the Seller to the extent that the Third-Party Claim relates to a Claim for which the Seller is held liable, but otherwise by the Buyer.

8.6	Limitation of liability in case of Leakage

Clauses 8.1 to 8.4 (in each case inclusive) shall not apply in case of a Leakage (as defined in Clause 3 of Schedule 3 Part I). Claims against the Seller in relation to any Leakage shall be statute-barred on expiry of eighteen (18) months following the Closing Date.

8.7	Payments made by the Seller

Any payment made by the Seller to the Buyer in respect of a Claim under this Agreement shall constitute a reduction of the Purchase Price.

9.	Disclaimers

9.1	The Buyer acknowledges and agrees that unless otherwise agreed in writing:

9.1.1	the Seller makes no warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion (including the reasonableness of the assumptions underlying the same) contained in the Due Diligence Information or otherwise provided to the Buyer or its representatives;

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9.1.2	the Buyer has made its own evaluation of the adequacy and accuracy of such forecasts, estimates, projections, statements of intent or statements of opinion (including the reasonableness of the assumptions underlying the same);

9.2	The Buyer acknowledges and agrees that:

9.2.1	no advisory board member, director, manager or any employee, agent, consultant, or advisor of any member of the Group is or was at any time authorised to act on behalf of or as agent for the Seller in the performance of its duties as Seller or under this Agreement (Erfüllungsgehilfe);

9.2.2	the Seller has no responsibility or liability for any information provided to or acquired by the Buyer (or any of the Buyer's directors, managers, employees, shareholders, consultants, agents or advisors) from any advisory board member, director, manager, employee, agent, consultant, advisor of any member of the Group; and

9.2.3	the Seller shall have no liability to the Buyer whatsoever in the event any vicarious agent (Erfüllungsgehilfe) carelessly, negligently or intentionally (Vorsatz oder Fahrlässigkeit) failed or fails to disclose information in full to the Buyer before Closing concerning the Shares, the Business or the assets, liabilities, business or affairs of any Group Company.

10.	Tax Indemnity

10.1	The Seller shall indemnify (freistellen) the Buyer from:

10.1.1	any Tax liability (factual tax payment after the offset of tax loss carryovers including, for the avoidance of doubt, any and all Losses and Expenses arising from or in connection with the wrongful declaration or accreditation of any Tax credits, losses or benefits of any kind whatsoever in relation to such payments) of the Group arising as a result of, in respect of or by reference to:

(a)	any taxable event occurring, or deemed for the purposes of any Taxation to occur, on or before the Locked Box Date; or

(b)	any income, profits or chargeable gains (not falling within lit. (a) before) attributable to any period up to and including the Locked Box Date; or

(c)	the contribution of the Shareholder Loan Repayment Claims as described in clause 12.1;

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in any case irrespective of if the facts forming the basis of the Claim have been Disclosed to, or were in any way known by, the Buyer, and if and to the extent any such Tax liability is not expressly, correctly and accurately provided for in the Locked Box Accounts (the "Tax Indemnification").

10.1.2	Any payment due under clause 10.1.1 (a) and (b) shall be payable within ten (10) Business Days from the date the respective Tax assessment (Steuerbescheid) has been served (zugestellt) to the respective Group Company, but not earlier than five (5) Business Days before such Taxes become payable. Any payment due under clause 10.1.1 (c) shall be payable on demand by the Seller to the Buyer, at the Buyer’s reasonable request, before the relevant legal voluntary term for payment of the Corporate Income Tax of the Company has elapsed

10.2	The Buyer shall not be entitled to any Tax Indemnification under clause 10.1.1 if and to the extent that:

10.2.1	the Tax liability results from actions taken by the Buyer after Closing having retroactive effect to a time period up to and including the Locked Box Date, it being agreed that without the prior written consent of the Seller (which consent shall not be unreasonably withheld), the Buyer shall not amend any Tax return or Tax filing for any taxable period ending prior to the Closing Date or make any Tax election that has retroactive effect to any taxable period that ends before or includes the Closing Date;

10.2.2	the Buyer and/or any Group Company receive, as the result of a Tax adjustment or Tax payment giving raise to or constituting Taxes for which indemnification is sought from the Seller, any corresponding Tax benefits in form of refunds, set-offs or reduction of Taxes in periods after the Locked Box Date (e.g. in the case of a lengthening of amortisation or depreciation periods or higher depreciation allowances). To the extent the amount of the Tax Indemnification is reduced by such future Tax benefits the present value of the future Tax benefits shall be deducted from the Tax Indemnification. The amount of future Tax benefits shall be calculated on the basis of a forecast applying the operational planning figures and those Tax laws which are applicable for the relevant future years pursuant to the Tax legislation in force at the time the calculation of the amount of future Tax benefits is made;

10.2.3	the amount of Taxes for which Tax Indemnification is sought has been successfully recovered by the Buyer or by any of the Group Companies from a third party;

10.2.4	the Buyer has failed to comply with its obligation to provide the Seller with copies of relevant Tax assessments (Steuerbescheide) within the time period stipulated in clause 10.2.5 and due to such failure the Seller was unable to require the Buyer and the relevant Group Company to appeal the Tax assessment (Steuerbescheid) within the statutory time limit for such appeal; in all other cases of non-compliance with any of the Buyer's obligations under clause 10.2.5 and/or clause 10.2.6 the Buyer shall not be entitled to any Tax Indemnification to the extent that the Seller demonstrates that it had successfully contested the Tax assessment (Steuerbescheid) had the Buyer duly complied with its obligations.

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10.2.5	Tax assessments; tax audits

The Buyer shall procure that the Seller receives copies of all Tax assessments (Steuerbescheide) which might entitle the Buyer to a Tax Indemnification within ten (10) Business Days from the date the Tax assessment (Steuerbescheid) has been served (zugestellt) to the respective Group Company. Further, the Buyer shall procure that the Seller is provided with all relevant documents and other information reasonably requested by the Seller to evaluate the Tax assessment (Steuerbescheid) and the potential liability of the Seller resulting herefrom. If and to the extent that the Tax audits (Betriebsprüfung) of the Buyer and/or the Group relate to Taxes for which the Seller may be liable under clause 10.1.1, the Seller shall at its request be entitled to instruct, at its own expense, a counsel in relation to such Tax audits (Betriebsprüfung) who shall participate in all meetings or discussions with the Tax authorities in relation to such Tax audits (Betriebsprüfung) and to receive copies of all material written or electronic communication with the Tax auditor.

10.2.6	Defence measures; payment obligation

With respect to the defence against Tax assessments (Steuerbescheide) for which the Seller may be liable under clause 10.1.1, the Seller shall be entitled to instruct the Buyer to take such defence measures as the Seller reasonably deems necessary to contest, litigate and/or settle the Tax assessments (Steuerbescheide) in accordance with the Seller's instructions whereby the Seller shall cooperate in all reasonable measures aiming at achieving agreement with the Competent Authorities not only for periods covered by the current Tax audit (Betriebsprüfung) but also for periods from and including FY 2012 onwards. Without Seller's prior written approval, the Buyer shall not, and shall cause the Group Companies not to, compromise, dispose of or settle or assume any liability in connection with any Tax assessments (Steuerbescheide). All reasonable costs incurred in connection with such defence measures which have been taken only upon request of the Seller, shall be borne by the Seller if and to the extent they are ultimately unsuccessful.

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10.3	Tax refunds

The Seller shall be entitled to, and the Buyer shall pay to the Seller promptly, an amount equal to all refunds of Taxes received by the Buyer and/or the Group allocable to any time periods up to and including the Locked Box Date if and to the extent that such Tax refunds exceed the amounts capitalised as receivables in the Locked Box Accounts. Tax refunds that are off-set against Taxes allocable to business years 2014 onwards shall be deemed to have been received by the Buyer and/or the Group. Clause 10.2.2 shall apply mutatis mutandis (Umkehreffekt). Payments due under this clause 10.3 shall not be payable before the Group has paid any and all Taxes for time periods up to and including the Locked Box Date.

10.4	Clause 8.2 shall not apply to the indemnification obligation of the Seller under clause 10.1.1(c).

11.	Buyer's Warranties

11.1	The Buyer warrants to the Seller (in the form of a warranty (Garantie) under § 311 (1) of the Civil Code) that each of the Buyer's Warranties pursuant to is true and accurate as at the date of this Agreement.

11.2	The Parties agree that none of the warranties or statements of the Buyer contained in this Agreement constitutes a warranty of the condition of the goods sold (Garantie für die Beschaffenheit einer Sache) as defined in § 443 of the Civil Code or § 444 of the Civil Code or an agreement as to the condition of the goods sold (Beschaffenheitsvereinbarung) as defined in § 434 (1) of the Civil Code and none of such warranties or statements shall be interpreted as such. On this basis, the Parties agree that § 444 of the Civil Code does not apply to any warranty given by the Buyer and contained in this Agreement. The scope and limits of the warranty given in clause 11.1 shall be determined by clauses 7 and 8 which form an integral part of that warranty (Bestandteil der Garantieerklärung) and which shall apply mutatis mutandis, provided, that (i) the cap applicable in respect of all claims of the Seller against the Buyer under or in connection with this Agreement shall equal the amount of the Purchase Price – such cap not to apply to any claims against the Buyer under clauses 12.1 and 12.2 - and (ii) any claims, if any, of the Seller under the Buyer's Warranties shall become time-barred in accordance with 8.3.3.

12.	Buyer's Specific Obligations And Indemnities

12.1	Immediately prior to the notarization of this Agreement, the Seller has at the request of the Buyer contributed the Shareholder Loan Repayment Claims to the free capital reserve of the Company pursuant to Sec. 272 para. 2 No. 4 of the Commercial Code. During 1 (one) year following Closing, the Buyer shall (i) not dispose in any way of the free capital reserve of the Company and shall procure that the Company does not dispose in any way of the free capital reserve of the Company, in particular the Buyer shall procure – to the extent legally permissible – that the Company does not effect any repayments out of the free capital reserve of the Company neither to the Buyer nor to any other party or any comparable measures and (ii) indemnify and hold harmless the Seller and any of its Affiliates from any claims raised by the Company or any third party on behalf of the Company (e.g., an insolvency administrator) against the Seller or any of its Affiliates and from any obligations, damages or other disadvantages in connection therewith, in the event the Buyer does not comply with its obligations under (i).

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12.2	The Buyer shall (i) procure that none of the Group Companies nor the Buyer, unless explicitly permitted under this Agreement, will raise any claim against the Seller, any of its Affiliates, any of the Seller's or any of its Affiliates' officers, directors, employees, advisors or agents (collectively the "Beneficiaries") out of, or in connection with the shareholding of the Seller in the Group Companies prior to Closing (irrespective whether such claim is on the date hereof known or unknown, actual or contingent, accrued or un-accrued) and (ii) indemnify and hold harmless the relevant Beneficiary from any such claims raised by any Group Company or any third party on behalf of a Group Company (e.g., an insolvency administrator) against a Beneficiary or from any obligations, damages or other disadvantages in connection therewith, with the exception for any acts of any of the Beneficiaries deemed to arise from fraud, gross negligence or bad faith on their part.

12.3	Clauses 8.1 and 8.2 shall not apply to any claims under clauses 12.1 and 12.2.

12.4	Immediately after the occurrence of Closing, a closing of the Books of the Group is required to ensure that proper tax declarations can be made for both the Buyer and the Seller. A closing of the Books requires the posting to the general ledger of all open transactions, the recording of appropriate accruals, the generation of period end reports and a complete electronic backup of the system, and the Buyer shall, and shall procure that any of the Group Companies shall, procure that the aforementioned measures are duly and without undue delay implemented and that the instructions of the Seller relating to the closing of the Books are accurately followed. The Parties understand and agree that the procedures described in this clause 12.4 are to be completed prior to the entry of any transactions of the Buyer in the books and records of the Group.

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13.	Seller's Indemnities

13.1	SELLER'S LIQUIDATION AND CARVE-OUT INDEMNITY

The Seller shall indemnify (freistellen) the Company, the Buyer and its successors without any economic limitation from and against all Losses and Expenses in connection with (i) the Taros Carve-out and (ii) the liquidation or similar proceedings for the purpose of unwinding (the "Subsidiary Liquidations") of MYI, MYN and MYA (the "Relevant Subsidiaries") as well from any and all Losses and Expenses of any kind that may arise in relation to such Relevant Subsidiaries, subject to the following provisions, provided that such Losses and Expenses exceed the assets available at the respective Relevant Subsidiary which are required to implement the Subsidiary Liquidations.

13.1.1	The Parties agree that the Seller shall at its own costs and expenses be entitled to deal with and to implement the Subsidiary Liquidations; this shall include any decisions how to implement the Subsidiary Liquidations, any dealings between the involved parties, in and out of court, with authorities, debtors and creditors. If and to the extent requested by the Seller, the Buyer shall procure that the Seller receives all required documents and declarations reasonably necessary to implement the Subsidiary Liquidations.

13.1.2	The Buyer shall, and shall procure that the Relevant Subsidiaries shall, procure that all assets of whatsoever nature available at any of the Relevant Subsidiaries shall be exclusively used, to the extent legally permissible, for the Subsidiary Liquidation and that none of such assets shall be withdrawn from any of the Relevant Subsidiaries.

13.1.3	The Buyer shall procure that the Seller receives all reasonably required documents and declarations necessary to establish the Seller as the responsible entity to deal with the Subsidiary Liquidations.

13.1.4	Each Party shall co-operate with the respective other on the request of the other Party or Parties, as the case may be, to give full effect to the provision in this clause 13. The Buyer shall, and shall procure that the Relevant Subsidiaries shall, procure that the Seller receives copies of all written or electronic communication and is informed about all other communication in connection with the Subsidiary Liquidations without undue delay. Further, the Buyer shall, and shall procure that the Relevant Subsidiaries shall, procure that the Seller is provided with all relevant documents and other information reasonably requested by the Seller from time to time.

13.1.5	In case the Seller does not initiate the Subsidiary Liquidations within a period of six (6) months from the Closing Date or that the Subsidiary Liquidations are halted for a period of six (6) months, the Buyer shall be entitled, at the Seller’s expense, to carry out such Subsidiary Liquidations until their completion, in which case, for the avoidance of doubt, the provisions set forth in this clause 13.1 shall still be enforceable between the Parties.

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13.2	OLYMPIA INDEMNITY

The Seller shall indemnify and hold harmless the Buyer and Olympia and their successors from and against any Losses and Expenses attributable to all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Olympia (or any predecessor of Olympia) is or was a member on or prior to the Closing Date and any such Taxes are allocated to Olympia, including pursuant to Reg. Sec. 1.1502-6 or any analogous or similar state, local, or non US law or regulation, and any and all Taxes of any person (other than Olympia) imposed on Olympia as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date.

13.3	LIMITATION OF LIABILITY

None of the provisions set forth in clauses 8.1 through 8.4 shall apply to the indemnification obligations of the Seller under this clause 13, with the exception that any Claims under clause 13.1 shall become statute-barred on the fifth (5th) anniversary of the Closing Date, except for any Claims under clause 13.2 to which clause 8.3.2 shall apply.

14.	Guarantor

The Guarantor hereby accedes to any obligation and liability of the Buyer under or in connection with this Agreement, including the obligation to pay the Purchase Price or any portion thereof, as if it were the Guarantor's own principle obligation or liability (Schuldbeitritt). For the avoidance of doubt, the Guarantor hereby waives, and the Seller hereby accepts such waiver, any rights which it may have to require the Seller to proceed first against, or claim payment from, the Buyer such as between the Seller and the Guarantor the latter shall be liable as principle debtor as if the Guarantor had entered into the undertaking to perform such obligation under or in connection with this Agreement in connection therewith itself.

15.	Co-Operation

15.1	Each Party shall co-operate, at its own cost and expense, with the other on the reasonable request of the other to give full effect to this Agreement.

15.2	In addition, each Party shall execute such documents and take such further actions as may be reasonably requested by the other Party to carry out the provisions of this Agreement and the transactions contemplated in this Agreement, and to obtain in a timely manner all necessary waivers, consents and approvals to effect all necessary registrations and filings.

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15.3	During the five (5) years following Closing, the Buyer will, at the Seller's expense and on reasonable notice, procure that the Seller and the Seller's agents and advisors are given access during normal business hours to the books and records of the Company insofar as such books and records relate to the period ending at the Closing Date, and are permitted to take copies of them, for the purpose of the Seller's compliance with the requirements of any Competent Authority and the Buyer will instruct the Group Companies to preserve all such books and records in accordance with normal and prudent business practices.

16.	Payments

All payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding except:

16.1.1	as stated otherwise in this Agreement;

16.1.2	as may be required by Regulatory Requirements (in which event such deduction or withholding shall not exceed the minimum amount required by such Regulatory Requirements and the payer will simultaneously pay to the payee whatever additional amount is required so that the net amount received is equal to what would have been received if no such deduction or withholding had been required);

16.1.3	for claims for payment that are not disputed by the other Party or that have been finally determined as payable.

17.	Shareholder Rights, Power of attorney

The Parties are aware that the Buyer, except where permitted under applicable law, is not entitled to exercise the shareholder rights towards the Company until the shareholders' list in which he is named as new shareholder is entered in the commercial register. The Seller therefore grants the Buyer unrestricted and irrevocable power of attorney as set out in a duly executed power of attorney, a copy of which is attached hereto as Schedule 17.

18.	Costs and Expenses

18.1	Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and performance of this Agreement.

18.2	The Buyer shall pay all transfer taxes, in particular any real estate transfer taxes, which arise in accordance with the execution of this Agreement.

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18.3	The Seller and the Buyer each shall bear 1/2 of the costs relating to or arising from the notarisation of this Agreement.

19.	Third-Party Rights

This Agreement and the documents referred to in it are made for the benefit of the parties to them and their successors and permitted assigns, and are not intended to benefit, or be enforceable by, any other person.

20.	Confidentiality, Announcements

20.1	Each Party shall keep confidential and shall procure that each and every Affiliate of such Party keeps confidential:

20.1.1	the negotiations relating to and concerning this Agreement;

20.1.2	the subject matter and terms and conditions of this Agreement;

20.1.3	in the case of the Seller, all confidential information of the Buyer and its Affiliates made available to the Seller by the Buyer in the course of the negotiations preceding the Signing Date; and

20.1.4	in the case of the Buyer, all confidential information of the Seller and its Affiliates and the Group made available to the Buyer by the Seller its Affiliates or representatives in the course of the negotiations preceding the Signing Date, provided that nothing in this clause 20.1.4 shall require the Buyer to keep any information relating to the Group confidential once Closing has occurred.

20.2	Either Party may disclose any information that it is required to keep confidential under this clause:

20.2.1	to such employees, professional advisors, consultants, or officers of itself and its shareholders and any Affiliate of such Party as is reasonably necessary to advise on this Agreement, or to facilitate the transactions provided for in this Agreement, provided the disclosing Party procures that any person to whom the information is disclosed keeps it confidential and adheres to the provisions of this clause 20 as if he were that Party; or

20.2.2	with the other Party's written consent; or

20.2.3	to the extent that the disclosure is deemed necessary; or

20.2.4	to the extent that the disclosure is required:

(a)	by Regulatory Requirements;

(b)	by a Competent Authority;

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(c)	to make any filing with, or obtain any authorisation from, a Competent Authority in connection with the transactions contemplated by this Agreement; or

(d)	to protect the disclosing Party's interest in any legal proceedings;

but will use reasonable endeavours to consult the other Party and to take into account any reasonable requests it may have received in relation to the disclosure before making it.

20.3	Each Party must supply the other with any information about itself, any Affiliate of such Party, its business or this Agreement as the other may reasonably require for the purposes of satisfying any Regulatory Requirements or requirements of any securities exchange to which the requiring Party is subject.

20.4	The provisions of this clause 20 will continue to have effect for the period of two (2) years from the Closing Date.

20.5	No Party shall make any formal press release or other public announcement in connection with this Agreement except:

20.5.1	an announcement in a form agreed by the Buyer and the Seller; and

20.5.2	any announcement required by any applicable Regulatory Requirements (provided that, unless such consultation is prohibited by Regulatory Requirements, it is made only after consultation with the Buyer or the Seller, as the case may be).

20.6	The provisions of the Confidentiality Agreement are hereby terminated, provided that such termination shall be without prejudice to any claims of either Party which have arisen under the Confidentiality Agreement prior to the date hereof.

21.	Notices and Communications

21.1	Any notice to be given under this Agreement shall be in writing and shall either be delivered by hand or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

21.2	Notices must be sent to the address of the relevant Party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number as may previously have been notified to the sending Party in accordance with this clause. Each communication shall be marked for the attention of such person as is set out below, or has previously been notified to the sending Party in accordance with this clause the "relevant person".

If to the Seller, to: Wedcor Holdings, Inc.

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Address: 817 Maxwell Avenue, Evansville, IN 47711, USA

Phone: +1 812 467 1251

Fax: +1 812 467 1303

E-mail: deborah.meinert@escaladeinc.com

Attention: Deborah Meinert

with a copy to: CMS Hasche Sigle

Address: Schoettlestr. 8, 70597 Stuttgart, Germany

Phone: +49 711 9764364

Fax: +49 711 976496367

E-mail: Tobias.Schneider@cms-hs.com

Attention: Dr. Tobias Schneider

If to the Buyer, to: Pitney Bowes España, S.A.U.

Address:	Calle Anton Fortuny, 14-16, Esplugas de Llobregat, Spain
Phone:	+ 34 93 480 33 10
Fax:	+ 34 914117216
E-mail:	ortizdezarate@phi-industrial.com
Attention:	Javier Ortiz de Zárate Martínez

with a copy to: Tribeca Abogados, S.L.P.

Address:	Calle Profesor Waksman, 5 – 10º D, 28036 Madrid (Spain)
Phone:	+34 914585748
Fax:	+34 914585749
E-mail:	jbezares@tribeca-abogados.com
Attention:	Juan Bezares Susín

If to the Guarantor, to: PHI Fund II, F.C.R

Address:	Calle Fortuny, 7-3ºA, 28010 Madrid, Spain
Phone:	+34 91 561 33 71
Fax:	+34914117216
E-mail:	wit@phi-industrial.com
Attention:	Alexander Maarten Wit, Managing Partner

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with a copy to: Tribeca Abogados, S.L.P.

Address:	Calle Profesor Waksman, 5 – 10º D, 28036 Madrid (Spain)
Phone:	+34 914585748
Fax:	+34 914585749
E-mail:	jbezares@tribeca-abogados.com
Attention:	Juan Bezares Susín

21.3	A communication shall be deemed to have been received:

21.3.1	if delivered by hand or courier company, at the time of delivery; and

21.3.2	if sent by facsimile, at the time of completion of transmission by the sender.

If under this clause a notice would be deemed to have been received outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient then the notice will be deemed to have been received at the next opening of business hours in the place of receipt.

21.4	In proving receipt of the notice, it shall be sufficient to show that delivery by courier was made or that the facsimile was despatched and a confirmatory transmission report received.

21.5	Notwithstanding the provisions of clauses 21.2 and 21.4 above, the Parties may prove receipt of a notice under this Agreement in any other way admissible.

21.6	A Party may notify the other Parties of a change to its name, relevant person, address or facsimile number for the purposes of this clause and notification shall be effective on:

21.6.1	the date specified in the notification as the date on which the change is to take place; or

21.6.2	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been served.

21.7	For the avoidance of doubt, the Parties agree that the provisions of this clause do not apply to the service of any writ, summons, order, judgment or other document relating to or in connection with any legal proceedings.

22.	Language

This Agreement and all notices or formal communications under or in connection with this Agreement shall be in English.

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23.	No Assignment

23.1	Neither Party may assign, transfer, charge or deal in any way with the benefit of, or any of their rights under or interest in, this Agreement, without the prior written consent of the other Party.

23.2	This Agreement shall be binding on and endure for the successors in title of the Parties and references to the Parties shall be construed accordingly.

24.	Amendment and Waiver

24.1	Any amendment or variation of this Agreement must be (a) in writing and signed by or on behalf of all Parties and (b) notarised if so required under German law. This shall equally apply to any amendment or variation of the terms set out in the preceding sentence.

24.2	A waiver of any right under this Agreement is only effective if it is in writing and it applies only to the person to which the waiver is addressed and the circumstances for which it is given. This shall equally apply to any waiver of the provisions of the preceding sentence.

24.3	A person who waives a right in relation to one person, or takes or fails to take any action against that person, does not affect his rights against any other person.

24.4	The failure or delay by a Party in exercising any right or remedy under or in connection with this Agreement will not constitute a waiver of such right or remedy.

24.5	No waiver of any term or provision of this Agreement or of any right or remedy arising out of or in connection with this Agreement shall constitute a continuing waiver or a waiver of any term, provision, right or remedy relating to a subsequent breach of such term, provision or of any other right or remedy under this Agreement.

25.	Severance

Should one or more provisions of this Agreement be or become invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions of this Agreement. The same shall apply if the Agreement does not contain an essential provision. In place of the invalid or unenforceable provision, or to fill a contractual gap, such valid and enforceable provision shall apply which reflects as closely as possible the commercial intention of the Parties as regards the invalid, unenforceable or missing provision. The legal principle contained in § 139 of the Civil Code, including in the sense of a reversal of the burden of proof, shall not apply.

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26.	Entire Agreement

26.1	In this clause, references to this Agreement include all other written agreements and arrangements between the Parties which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed.

26.2	This Agreement constitutes the entire and only agreement and understanding between the Parties in relation to its subject matter. Subject to clause 26.4, all previous drafts, agreements, understandings, undertakings, representations, warranties, promises and arrangements of any nature whatsoever between the Parties with any bearing on the subject matter of this Agreement are superseded and extinguished to the extent that they have such a bearing.

26.3	All Schedules to this Agreement shall form an integral part of this Agreement. In case of a conflict between any Schedule and the provisions of this Agreement, the provisions of this Agreement shall prevail.

26.4	Nothing in this Agreement shall be read or construed as limiting or excluding any liability or remedy in respect of fraud, fraudulent misrepresentation or wilful concealment on the part of the Seller.

27.	Governing Law and Jurisdiction

27.1	This Agreement shall be governed by and construed in accordance with substantive German law, excluding the United Nations Convention for the International Sale of Goods (CISG) and the conflict of law rules.

27.2	All and any disputes or differences arising out of or in connection with this Agreement, or its breach, termination or invalidity (a "Dispute") shall be resolved and finally settled in the manner provided for in this clause 27.

27.3	Within twenty (20) Business Days of a request by way of notice from one Party to the other (a "Notice of Dispute"), one or more representatives of the Parties with authority to settle the Dispute, shall meet and shall attempt in good faith to resolve the Dispute.

27.4	If the Dispute is not resolved within twenty (20) Business Days of the Notice of Dispute, either Party may by written notice to the other refer the Dispute to arbitration for final determination in accordance with clause 27.5 below.

27.5	Any Dispute shall be finally settled by arbitration in accordance with the following subsections and the Arbitration Rules of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit – DIS) (the "DIS Arbitration Rules") then in force without recourse to the ordinary courts of law.

27.6	The place of arbitration is Frankfurt am Main, Germany. The arbitration proceedings shall be conducted in the English language.

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27.7	In all arbitration proceedings under this arbitration agreement, § 27 (1) of the DIS Arbitration Rules is excluded. The Parties agree that the arbitral tribunal or an expert appointed by the arbitral tribunal shall decide the dispute exclusively on the basis of the facts submitted by the Parties (Beibringungsgrundsatz). Only the parties to the Dispute are entitled to decide which facts they submit to the arbitral tribunal. As regards the taking and evaluation of evidence, the rules and principles as laid down in the Civil Procedure Code shall apply. The number of arbitrators shall be 1 (one).

27.8	Except as stated to the contrary in clause 27.7 above, the DIS Arbitration Rules shall apply to the arbitration proceedings.

27.9	Nothing in this Agreement shall restrict or prohibit any Party from applying to any court of competent jurisdiction for any interim measure of protection in respect of the subject matter of the Dispute.

The above deed and the Exhibit 1 [Agreement for the Sale and Purchase of all the shares in intimus International GmbH and Olympia Business Systems, Inc.] and the Exhibit 2 [Guarantee upon first demand issued by Escalade, Inc. in favor of Pitney Bowes Espana, S.A.U.] were read aloud by the Notaryto the persons appearing, approved by them and signed by the persons appearing and by the notary in their own hand as follows:

/s/ Dr. Johannes Braun
In the name and on behalf of
Wedcor Holdings, Inc., by power of attorney,
And in the name and on behalf of
Escalade, Inc., by power of attorney

/s/ Javier Ortiz de Zarate
In the name and on behalf of
Pitney Bowes Espana, S.A.U.

/s/ Alexander Maarten Wit
In the name and on behalf of
PHI Asset Management Partners S.G.E.C.R., S.A.,
Acting in the name and on behalf of
PHI Fund II, F.C.R. De Regimen Simplificado

/s/ Dr. Benedikt Pfisterer
Civil Law Notary with official
residence in Munich, Germany
[Notary Seal affixed]
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Schedule D
US Assets Purchase Agreement

[Filed as Exhibit 2.2. to this Form 8-K]

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Schedule 1
The Company and Olympia

Company name		intimus International GmbH

Company number		HRB 581632

Date of incorporation		12 February 1976

Registered share capital (Stammkapital)		EUR 5,000,000.00

Shareholder	Number of Shares	Nominal Value of Shares

Wedcor Holdings, Inc.	1	EUR 5,000,000.00

Registered office		Bergheimer Strasse 6-12, 88677 Markdorf, Germany

Accounting reference date		31/12

Managing Directors		Robert Keller Reiner Eckhardt

Auditors		Falk & Co.

Company name		Olympia Business Systems, Inc.

Company number		2709876 (Delaware)

Date of incorporation		January 23, 1997

Registered share capital (Stammkapital)		Common Stock, 1,000 shares authorized.

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Shareholder	Number of Shares	Nominal Value of Shares

Wedcor Holdings, Inc.	100	Par value $1.00 per share

Registered office		Corporation Service Company 2711 Centerville Rd, Suite 400 Wilmington, DE 19808

Accounting reference date		52 or 53 week period ending on the last Saturday in December

Managing Directors		Robert Keller Robert Griffin

Auditors		BKD, LLP

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Schedule 2
Subsidiaries

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Company name		Martin Yale International Trading (Beijing) Limited (renamed into intimus International Trading (Beijing) Limited, effective July 30, 2014)

Company number		1203484

Date of incorporation		April 24th, 2006

Place of incorporation		Beijing, China

Registered share capital (Stammkapital)		USD 718 thousands

Shareholder	Number of Shares	Nominal Value of Shares

intimus International GmbH	n/a	USD 718 thousands

Registered office		Beijing Administration for Industry and Commerce (BAIC)

Accounting reference date		From January to December 31 on the Gregorian calendar

Managing Directors		Robert Keller Reiner Eckhardt Christian Schiller

Administration Board		n/a

Supervisory Board		n/a

Other boards or committees		n/a

Auditors		Topsoncpa

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Company name		intimus International Spain, S.L.

Company number		B60399847

Date of incorporation		22/09/1993

Place of incorporation		Barcelona

Registered share capital (Stammkapital)		EUR 52.588,56

Shareholder	Number of Shares	Nominal Value of Shares

intimus International GmbH	n/a	EUR 52.588,56

Registered office		Avda. De la Platja, 120 bx 08930 Sant Adrià de Besòs

Accounting reference date		27/12/2014 for intimus/ Escalade 31/12 legally in Spain

Managing Directors		n/a

Administration Board		Patrick Griffin – President Robert Keller José Oriol Farré Gaudier

Supervisory Board		n/a

Other boards or committees		n/a

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Auditors		n/a
Oriol Farré has powers of attorney to represent the company in any situation.	Albert Carbonell has powers of attorney for bank related issues.

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Company name		intimus International Limited

Company number		01046083

Date of incorporation		14 March 1972

Place of incorporation		UK

Registered share capital (Stammkapital)		£300,000

Shareholder	Number of Shares	Nominal Value of Shares

intimus International GMBH	1	£300,000

Registered office		Heathrow Business Centre, 65 High Street, Egham, Surrey, TW20 9EY

Accounting reference date		31/12

Managing Directors		Robert Keller, Reiner Eckhardt

Administration Board		n/a

Supervisory Board		n/a

Other boards or committees		n/a

Auditors		Menzies LLP

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Schedule 3
Warranties

Part I
Seller's Warranties

1.	Capacity of the Seller

1.1	The Seller is a corporation duly organised and validly existing under the laws of the jurisdiction of its incorporation.

1.2	The Seller has the requisite power and authority to execute this Agreement and perform its obligations under and the transactions contemplated in this Agreement

1.3	The execution of, and the performance by the Seller of its obligations under this Agreement will not:

1.3.1	result in a breach of any provision in its articles of association;

1.3.2	result in a breach of any Applicable Law or regulation, order, judgment or decree of any Competent Authority to which it is a party or by which it is bound and which is material in the context of the transactions contemplated by this Agreement; or

1.3.3	result in a breach of or constitute a default under any instrument to which the Seller is a party or by which the Seller is bound, which breach or default is material in the context of the transactions contemplated by this Agreement.

1.4	The Seller is neither insolvent nor bankrupt (as applicable) nor unable to pay its debts within the meaning of any laws relating to insolvency or bankruptcy (as applicable), nor has an insolvency administrator, liquidator or similar officer been appointed with respect to any or all of the Seller's assets which would prevent the Seller from fulfilling its obligations under this Agreement

2.	The Group, Shares and US Shares

2.1	The information set out in Schedule 1 and Schedule 2 is complete, correct, accurate and not misleading.

2.2	The Group Companies are duly incorporated and validly existing and have the full corporate power and authority to carry on their business as it is now being conducted and to own the assets they now own.

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2.3	Other than the Subsidiaries, the Company and Olympia have no subsidiary entities and no participating interest in any entities, except for the French branch of the Company and the participation in Ekvita spol. s.r.a.

2.4	The Seller is the sole registered, legal and beneficial owner of and is entitled to sell and transfer the full legal and beneficial ownership, in the Shares and the US Shares to the Buyer.

2.5	The Shares, the Subsidiary Shares and the US Shares are validly issued, are fully paid up, and represent the entire issued share capital of the respective Group Company. There is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right to require the allotment, issue, sale, transfer, redemption or repayment of, any shares or equity interest in the capital of the Group Companies.

2.6	The Shares, the Subsidiary Shares and the US Shares are free from any Security Interests.

2.7	The acquisition of the Shares and the US Shares by the Buyer shall confer upon the Buyer ownership legal title and possession of the Shares and the US Shares and shall allow the Buyer to exercise any and all rights inherent to the same.

2.8	As far as the Seller is aware, all relevant statutory books, registers and records of the Group Companies have been properly kept and are up-to-date and contain true, complete and accurate records of all matters required to be dealt with therein.

2.9	As far as the Seller is aware, all necessary statutory filings of the Group Companies have been duly made.

2.10	Neither the Seller nor any Affiliate of the Seller has any claim outstanding against any Group Company, except, for the avoidance of doubt, for the claims under the Shareholder Loan and the Loan Facility which have been contributed into the capital free reserve of the Company pursuant to clause 12.1.

2.11	No person is entitled to receive from any Group Company any fee, brokerage or commission in connection with this Agreement or anything contained in the same.

2.12	As far as the Seller is aware, no Group Company has distributed any dividends or funds in breach of any Applicable Law.

2.13	With respect to Ekvita spol. s.r.a., the Company is not a party to any shareholders' agreement or similar arrangement or agreement which purports to regulate, control or otherwise affect the voting, disposition or any other rights related to its shares in any way whatsoever.

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3.	Locked Box

In the period from the Locked Box Date until and including the Closing Date no Leakage has occurred.

"Leakage" shall mean any of the following actions carried out in any particular case to or for the benefit of a Seller or to or for the benefit of an Affiliate of the Seller (collectively the "Seller's Affiliates") between the Locked Box Date and the Closing Date (in each case inclusive):

3.1	any dividend or distribution (whether in cash or in kind) declared, or any other distribution of funds or payment in any way whatsoever paid or made by any Group Company;

3.2	any advisory, management, bonus, director, transaction or service charges, fees or expenses paid by a Group Company. For these purposes, any advisory, management, bonus, director, transaction or service charges, fees or expenses paid by a Group Company and exhaustively listed in Schedule R&W 3.2, shall not constitute Leakage and shall not be prohibited to the extent such payments are not triggered by or promised with respect to the Closing;

3.3	any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) by any Group Company or any amount payable on the repurchase, redemption, or reduction of any share capital in any Group Company;

3.4	any waiver of or agreement to waive any amount owed to any Group Company or any claim by a Group Company in respect of any agreement or arrangement with the Seller or any of the Seller's Affiliates; or

3.5	entered (or agreed to enter) into any guarantee, indemnity or surety, or incurred any additional borrowings or indebtedness (other than in the ordinary course of business).

For the avoidance of doubt, any payments effected by the Company or any Group Company under the cash pooling system shall only and only to the extent be construed as Leakage they are not reflected in the computation of the Shareholder Loan Repayment Claims.

4.	Conduct of Business since the Locked Box Date

Since the Locked Box Date until the Closing Date, except as disclosed in Schedule R&W 4 and except for any transactions contemplated by or any facts or events dis-closed in this Agreement, the business of the Group has been conducted, in all mate-rial respects, in the ordinary course and consistent with past practice. In particular, except as disclosed in Schedule R&W 4 since the Locked Box Date the Group has not, and the Seller has not with respect to the Group,

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4.1	issued (or agreed to issue) any new share or loan capital or any bonds, warrants or any other type of securities or financial instruments or any option to subscribe for the same;

4.2	In relation to the Real Estate:

a)	carried out any material structural alteration or addition to, or effected any change of use of, such Real Estate;

b)	entered into or terminated or served any notice to terminate, surrendered or accepted any surrender of or waived the terms of any lease, tenancy or licence which is material in the context of the corresponding Group Company;

c)	agreed to any new rent or fee payable under any lease, tenancy or licence which is material in the context of any Group Company or Olympia;

d)	sold, conveyed, transferred, assigned or charged any Real Estate or granted any rights or easements over the Real Estate or entered into any covenants affecting the Real Estate or agreed to do any of the foregoing.

5.	Locked Box Accounts

5.1	The Locked Box Accounts have been prepared in accordance with applicable local GAAP and the Accounting and Reporting Guidelines, preserving continuity in all material respects and reflect accurately the material business events for the financial year ending on the Locked Box Date. The Locked Box Accounts give a true and fair view of the assets and liabilities, the financial condition and operating results (Vermögens-, Finanz- und Ertragslage) as of December 31, 2013 based on the knowledge the managing directors of the Company had on the date on which they prepared (aufstellen) the Locked Box Accounts.

5.2	The Management Accounts have been prepared in accordance with the Accounting and Reporting Guidelines, preserving continuity in all material respects.

6.	TAXES

6.1	In the period from the Locked Box Date and the Closing, the Group Companies have filed with the appropriate Tax authorities all due Tax returns and reports in respect of Tax required by the Group to be filed with such Tax authorities when due to be filed.

6.2	In the period from the Locked Box Date and the Closing, the Group Companies have paid all Taxes when due or have booked respective provisions (Rückstellungen) in the event Taxes are due but payable only after the Closing.

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7.	Insolvency of the Group

7.1	So far as the Seller is aware, no insolvency proceedings have been commenced against any Group Company for its winding up or dissolution, nor has any insolvency administrator, liquidator or similar officer been appointed. The Buyer is aware that until the Closing Date the Company and the Group depend on financing provided by the Seller and/or Escalade and that they will after the Closing Date continue to require to receive financing from the Buyer or the Buyer's Group. No liability shall attach to the Seller and/or Escalade in respect of any Claim in connection with this financing situation.

7.2	No order has been made, petition presented or meeting convened for the winding up or liquidation of any Group Company or for the appointment of any provisional liquidator or an administrator of the companies or their assets (or the equivalent in any Group Company's jurisdiction of its incorporation). No Group Company legally should, or may be requested to, be wound up, liquidated or dissolved.

8.	Real Estate

8.1	The Company is the owner of the property registered in the land register of Villingen-Schwenningen Local Court, municipality of Markdorf, volume 1350 (the "Real Estate"). The extracts from the land register and public easements register (Baulastenblatt) are known to the parties and attached to this Agreement as Schedule R&W 8 for information purposes.

8.2	The Company is in occupation (and is entitled to occupation) of the Real Estate and the Real Estate is – apart from what is included in Schedule R&W 8 – not subject to any restriction, easement or right of way which would inhibit or hinder the current use of the Real Estate.

9.	Contractual matters

9.1	No act or transaction has been effected by any Group Company (including the sale of the Shares and the US Shares) in consequence of which any Group Company is liable to refund the whole or any part of any grant of any kind from any government or quasi-governmental body.

10.	Litigation and regulatory matters

10.1	Save as disclosed on Schedule R&W 10, no Group Company is engaged in any litigation or arbitration or similar proceedings, including but not limited to (for the avoidance of doubt) any labour, tax, environmental, insurance, industrial or trade dispute with a value in dispute of more than EUR 10,000 (in words: Euro ten thousand) in each case, and no such proceedings have been threatened in writing against any Group Company.

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10.2	Save as disclosed on Schedule R&W 10, there are no unfulfilled or unsatisfied judgments against any Group Company.

10.3	Save as disclosed on Schedule R&W 10, no Group Company has received written notice that it is the subject of any ongoing official investigation or inquiry or proceedings brought by any governmental or other administrative authority.

10.4	The Group Companies have obtained all material licences, permissions, authorisations and consents required to carry on their business in the places and in the manner in which such business is now carried on, and the same are in full force and effect.

11.	Employees

11.1	Schedule R&W11.1 contains a complete list of all employees of the Group Companies, accurately indicating length of service, professional category, office held, type of contract and current annual salary (including base salary, bonuses and any other benefits) of each one.

11.2	The Group Companies have materially been and are materially in compliance with all material employment, Social Security, and health and safety regulations and have materially fulfilled all of their obligations thereunder in relation to their employees, as required by the correct application of the applicable legislation and regulations as well as any applicable collective bargaining agreement and the employee’s contracts.

11.3	The Seller has not received any written notice of any claim which would suggest that there are any agents, representatives or any other persons that have not been identified in the list detailed in clause 11.1 above that, be it due to time elapsing or the application of legal provisions, may claim to be part of the Group Companies’ staff or that, being a temporary employee may be considered a permanent employee.

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Part II

Buyer's Warranties

1.	The Buyer and the Guarantor are each a corporation duly organised and validly existing under the laws of the jurisdiction of its incorporation.

2.	The Buyer and the Guarantor each have the requisite power and authority and have taken all actions and obtained all consents and approvals necessary to execute this Agreement and to perform their obligations under and the transactions contemplated in this Agreement.

3.	The execution of, and the performance by the Buyer and the Guarantor of their obligations under this Agreement will not:

3.1.1	result in a breach of any provision in their articles of association (Satzung); or

3.1.2	result in a breach of any order, judgment or decree of any Competent Authority to which it they are a party or by which they are bound and which is material in the context of the transactions contemplated by this Agreement.

4.	Neither the Buyer nor the Guarantor are neither insolvency nor bankrupt (as applicable) nor unable to pay their debts within the meaning of any laws relating to insolvency or bankruptcy (as applicable), nor has an insolvency administrator, liquidator or similar officer been appointed with respect to any or all of neither the Buyer's nor the Guarantor's assets which would prevent the Buyer or the Guarantor from fulfilling their obligations under this Agreement.

5.	The Buyer and the Guarantor have sufficient immediately available funds to pay the Purchase Price and to make any other payments under or in connection with this Agreement when due.

6.	This Agreement has been or will be duly executed on behalf of the Buyer and the Guarantor and constitutes binding obligations of the Buyer and the Guarantor, enforceable against the Buyer and the Guarantor in accordance with their respective terms and conditions.

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Exhibit 2

Guarantee

To: Pitney Bowes España, S.A.U., a company incorporated under the laws of Spain with tax identification number A60367927 and having its registered office at Calle Anton Fortuny, 14-16, Esplugas de Llobregat (the "Beneficiary").

Guarantee upon first demand (Garantie auf erstes Anfordern)

(A)	On October 1, 2014, Wedcor Holdings, Inc. (the "Obligor") and the Beneficiary have entered into (i) an agreement for the sale and purchase of all of the shares in intimus International GmbH and Olympia Business Systems, Inc. (deed of notary Dr. Pfisterer, Munich; the "SPA") and (ii) an asset sale and purchase agreement attached as schedule to the SPA (the "APA"; the SPA and the APA together the "Underlying Documentss").

(B)	At the request of the Obligor, Escalade, Inc (the "Guarantor") issues this guarantee upon first demand (Garantie auf erstes Anfordern) ("Guarantee") in favour of the Beneficiary on the following terms and conditions:

1.	Definitions and Interpretations

1.1	Definitions

Subject to 1.2 (interpretations) below, in this Guarantee the following terms shall have the meanings set out below:

Business Day means a day (other than a Saturday, Sunday or legal holiday in Hesse, Germany) when banks are open for business in Frankfurt am Main, Germany.

Demand means a demand for a payment under this Guarantee in the form attached to this Guarantee as Schedule I.

Expiry Date means the fifth (5th) anniversary of the signing of the Underlying Documents.

Guaranteed Sum means any sum or portion of any sum of a claim of Beneficiary vis-à-vis the Obligor arising under or in connection with the Underlying Documents which the Obligor fails to pay to the Beneficiary within a period of seven (7) Business Days after becoming due.

1.2	Interpretations

1.2.1	This Guarantee is made in the English language and the English language version of this Agreement shall prevail over any translation of this Guarantee. However, this Guarantee and its terms shall be construed according to German law and where a German translation of a word, term or phrase appears in the body of this Guarantee, the German translation of such word, term or phrase shall prevail.

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1.2.2	Words importing the singular include the plural and vice versa.

2.	Guarantee

2.1	The Guarantor hereby irrevocably and unconditionally guarantees to the Beneficiary by way of an independent and abstract payment obligation (selbstständiges und abstraktes Zahlungsversprechen) to pay on demand an amount up to the Guaranteed Sum as defined in Clause 1.1 (Definitions).

2.2	The Beneficiary may not request a payment under this Guarantee other than by giving to the Guarantor a duly completed Demand.

2.3	The Demand shall be made in writing and shall be transmitted personally, by registered mail, courier or telefax to the following recipient:

Address:	817 Maxwell Avenue, Evansville, IN 47711, USA
Fax:	+1 812 467 1303
Attention:	Deborah Meinert

2.4	No Demand may be made after the expiry of the Guarantee as set out in further detail in Clause 4 (Expiry) below.

2.5	A Demand shall not require the presentation or the return of the original of this Guarantee deed.

3.	Defences

3.1	Excluded Defences

3.1.1	This Guarantee constitutes an independent and abstract payment obligation (selbstständiges und abstraktes Zahlungsversprechen) of the Guarantor to make payments to the Beneficiary in accordance with the terms hereof. Therefore, the Guarantor may not invoke or assert any objections or defences (Ausschluss von Einreden und Einwendungen) arising from the Underlying Documents or any other legal relationship between the Obligor and the Beneficiary, including any security purpose agreement (Sicherungsabrede), against its obligations under this Guarantee.

3.1.2	The Guarantor waives any right it may have to satisfy its obligations under this Guarantee by way of deposit (Hinterlegung).

3.1.3	The Guarantor waives any right of retention (Zurückbehaltungsrecht) or any right to set-off (aufrechnen) with its own claims, unless such claims of the Guarantor are uncontested or have been finally adjudicated by a court of competent jurisdiction.

3.2	Available Defences

For the avoidance of doubt, paragraph 3.1.1 of Clause 3.1 shall not prevent the Guarantor to put forward any defence of the Obligor excluded pursuant to paragraph 3.1.1 of Clause 3.1 if the exclusion of such defence were an abuse of rights (rechtsmissbräuchlich), e.g. if such defence is uncontested or uncontestably provable by available evidence (liquide beweisbar).

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4.	Expiry

4.1	The Guarantor will be released from its obligations under this Guarantee on the earlier of (i) the Expiry Date or (ii) the date expressly notified by the Beneficiary to the Guarantor as the date upon which the obligations of the Guarantor under this Guarantee are released or (iii) the date on which all claims of the Beneficiary under the Underlying Documents have been irrevocably and not only temporarily discharged pursuant to the Underlying Documents or (iv) the date on which the original of this Guarantee has been returned (directly of via any third party) to the Guarantor.

4.2	Safe for any prior release under paragraph 4.1 above, the obligations of the Guarantor under this Guarantee will in any event cease with no further liability on the part of the Guarantor on 24:00 hrs (German time) on the Expiry Date except for any obligations with respect to a Demand validly presented under the Guarantee before 24:00 hrs (German time) on the Expiry Date.

4.3	When the Guarantor is no longer under any further obligations under this Guarantee, the Beneficiary must return the original of this Guarantee to the Guarantor without undue delay.

4.4	Notwithstanding any expiration pursuant to the foregoing sub-paragraphs, this Guarantee shall be reinstated and become effective again if the Beneficiary should become liable to return monies received in payment of the claims of the Beneficiary against the Obligor under the Underlying Documents as a result of any insolvency proceeding, composition or similar proceedings affecting the Obligor or its assets.

5.	No Termination right

Safe for any expiry, as long as not all claims of the Beneficiary against the Obligor under the Underlying Documents have been irrevocably paid in full, the Guarantor may not terminate this Guarantee. The Guarantor's right to terminate for good cause remains unaffected.

6.	MISCELLANEOUS

6.1	Acceptance without Receipt of Acceptance Declaration

This Guarantee comes into existence through the acceptance of the offer by the Beneficiary without the Guarantor needing to be notified of the acceptance by the Beneficiary (waiver of Section 151 BGB).

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6.2	Ordinary Guarantee

If for whatever reason it proves that the guarantee upon first demand (Garantie auf erstes Anfordern) assumed hereunder is or becomes void or illegal it shall be maintained as ordinary guarantee (Garantie).

6.3	Payments

All payments under this Guarantee shall be made in Euros to the account of the Beneficiary specified in the Demand.

6.4	Limitation

The obligations of the Guarantor under this Guarantee shall become time-barred (verjähren) within 18 (eighteen) months. The limitation period commences at the end of the year in which the Guarantor receives a Demand in accordance with this Guarantee.

6.5	Severability

If one or more provisions of this Guarantee is or becomes invalid or unenforceable the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby. The legal principle contained in Section 139 BGB, including in the sense of a reversal of the burden of proof, shall not apply.

6.6	Governing Law

This Guarantee is governed by and shall be construed in accordance with the substantive laws of Germany.

6.7	Jurisdiction

To the extent permissible, the courts of Frankfurt am Main, Germany, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee.

Yours faithfully

Escalade, Inc.

represented by:

/s/ Dr. Johannes Braun

Name:	Dr. Johannes Braun
Under POA

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Schedule

[Letterhead of the Beneficiary]

To:	Escalade, Inc.

[address and fax details]

[Date]

Dears Sirs

Guarantee upon first demand dated [•] issued in favour of [•] (the "Guarantee")

We refer to the Guarantee. Terms defined in the Guarantee have the same meaning when used in this Demand.

1.	We certify that the sum of EUR [•] (comprising EUR [•] of principal and EUR [•] of interest) is due and has remained due and unpaid until the date of this Demand. We therefore demand payment of the sum of EUR [•].

2.	Payment should be made to the following account:

Name: [•]

Account Number: [•]

Bank:           [•]

Reference: [•]

Yours faithfully

[•]

represented by:

Name:
Position:

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